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                                      EXHIBIT A

                               ARTICLES OF AMENDMENT TO
                              ARTICLES OF INCORPORATION
                                          OF
                                HA-LO INDUSTRIES, INC.


    RESOLVED, that Paragraph 1 of Article Four of the Corporation's Articles of Incorporation is amended to read in its entirety as follows:

                                     ARTICLE FOUR

         PARAGRAPH 1: The number of shares which the Corporation shall be authorized to issue, itemized by class, series and par value, if any, is:

    Class          Series         Per Share Par Value      Shares Authorized
    -----          ------         -------------------      -----------------

    Common          None             No par value             100,000,000
    Preferred       None             No par value              10,000,000

    FURTHER RESOLVED, that the Articles of Incorporation of the Corporation are further amended by the addition of Article Nine which shall read as follows:

    Article Nine  OTHER PROVISIONS.

    Pursuant to the authorization of the Business Corporation Act of 1983 of the State of Illinois (as amended from time to time), the requirement of approval of certain acts by the affirmative vote of at least two-thirds of the votes of shares entitled to vote is hereby reduced to the affirmative vote of a majority of the votes of the shares entitled to vote on the issue and a majority of the shares of each class or series of shares entitled to vote as a class or series.